SCHEDULE 14A

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WNC CALIFORNIA HOUSING TAX CREDITS II, L.P.
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WNC CALIFORNIA HOUSING TAX CREDITS II, L.P.
17782 Sky Park Circle
Irvine, California 92614
(714) 662-5565, Extension 174

November 16, 2011

Dear Holders of Units of Limited Partnership Interest (“Limited Partners”):

Enclosed please find a Consent Card for you to complete and forward.

You own Units of Limited Partnership Interest in WNC California Housing Tax Credits II, L.P. (the “Partnership”). The Partnership has sold its interest in all but one apartment complex. We are writing to request your consent to authorize WNC Tax Credit Partners, L.P., as the managing general partner of the Partnership, to permit the sale of the Partnership’s interest in that apartment community.

In connection with the proposal, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the proposal, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures.” Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on December 15, 2011.

Sincerely,

WNC Tax Credit Partners, L.P.,
Managing General Partner

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

WNC CALIFORNIA HOUSING TAX CREDITS II, L.P.

NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC California Housing Tax Credits II, L.P. (the “Partnership”)

We are writing to request your consent to an amendment of the Partnership’s agreement of limited partnership. The amendment would authorize the managing general partner of the Partnership to approve the sale of a Partnership investment. The proposed amendment and sale information are set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc., Investor Services, at 714-662-5565, Extension 174.

DATED at Irvine, California, November 16, 2011.

WNC Tax Credit Partners, L.P.,
Managing General Partner

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

CONSENT SOLICITATION STATEMENT

PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
WNC CALIFORNIA HOUSING TAX CREDITS II, L.P.

November 16, 2011

INTRODUCTION

The limited partners (the “Limited Partners”) of WNC California Housing Tax Credits II, L.P., a California limited partnership (the “Partnership”) are being asked by the Partnership and its managing general partner, WNC Tax Credit Partners, L.P., a California limited partnership (the “MGP”) to consider and approve by written consent an amendment to the Partnership’s Agreement of Limited Partnership (the “Proposal”). The managing general partner of the MGP is WNC & Associates, Inc., a California corporation (“WNC”), and the non-managing general partner of the MGP is Wilfred N. Cooper, Sr. (collectively with WNC, the “MGP General Partners”). The Proposal would permit the sale of the Partnership’s interest in Yucca-Warren Vista Associates, Ltd., a California limited partnership (“Yucca-Warren”) for a purchase price of $53,000. Yucca-Warren owns the apartment complex known as Yucca Trails Apartments (the “Property”).

An affirmative vote to amend the Partnership’s Agreement of Limited Partnership is also an affirmative vote for the sale of the Partnership’s interest in Yucca-Warren.  There will not be a separate vote on the sale. The Partnership and the MGP recommend approval of the Proposal.

On December 30, 2010, a majority-in-interest of the Limited Partners approved a Plan of Liquidation and Dissolution for the Partnership. The Property is the last in which the Partnership has an interest. Upon the sale of the Partnership’s interest in Yucca-Warren, the Partnership’s business would be wound up, and the Partnership dissolved and terminated, in accordance with the Plan of Liquidation and Dissolution.

The Partnership was formed in 1990 to raise capital through the sale of its units of limited partnership interest (the “Units”) and invest the net proceeds in entities (the “Local Limited Partnerships”) owning apartment communities generating Federal and California low income housing tax credits. The Partnership invested in a total of 15 Local Limited Partnerships, and has sold 14 of its investments.

In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 121% of invested capital, and a California tax credit return of approximately 57% of invested capital.

The Partnership is governed by its Agreement of Limited Partnership dated as of September 13, 1990, as amended to date (the “Partnership LPA”).

The current general partner of Yucca-Warren is WNC. The general partner of Yucca-Warren at the date of the Partnership’s initial investment therein was William Buster. Mr. Buster withdrew from Yucca-Warren in 1999, and WNC was admitted in his stead.

The Property is located in Joshua Tree, California. Consistent with the investment objectives of the Partnership, the Property qualified for Federal low income housing tax credits under the Internal Revenue Code for a 10-year period. The credit period has expired, and no further credits are being generated by the Property. The 15-year Federal compliance period has also expired, so there would be no credit recapture upon a transfer of the Property.

If the sale is consummated, WNC will hold the interest in Yucca-Warren for a period of time not yet determined. WNC, through its subsidiary company, WNC Community Preservation Partners, LLC, a California limited liability company (the “Developer”), will investigate and research the financial feasibility of rehabilitating the Property in accordance with the requirements of Internal Revenue Code Section 42 in an effort to generate new federal and possibly California low income housing tax credits. Neither the Partnership nor the Limited Partners would have any interest in such a rehabilitation.

As discussed below under “Yucca-Warren and the Property,” RD is the mortgage lender. Because the loan was funded after 1989, it can only be prepaid under RD rules with RD approval. RD may grant approval of the prepayment in its sole discretion. In previous conversations, RD has indicated to WNC that it would approve a sale of a RD-financed property at an amount no greater than the outstanding mortgage balance. RD approval is not required for a sale of the Partnership’s interest in Yucca-Warren.

Consistent with the Partnership’s objectives, the Property has generated passive losses from its operations. For many Limited Partners who are individuals, the tax benefits of such passive losses are available only upon the sale of the Property and the termination of Yucca-Warren, or the sale of the Partnership’s interest in Yucca-Warren. The sale of the Property and the termination of Yucca-Warren or the sale of the Partnership’s interest in Yucca-Warren could allow Limited Partners to use passive losses previously allocated to them and related to Yucca-Warren but not used. An individual Limited Partner’s passive losses from the Property in most cases should be available to offset some or all of the gain from the sale of the Partnership’s interest in Yucca-Warren. The use of the passive losses to offset such gain is in addition to the benefits the Limited Partners have already received from claiming the low income housing tax credits of Yucca-Warren.

Each Limited Partner is urged to consult his, her or its own tax advisor as to the specific tax consequences to the Limited Partners of the sale of the Partnership’s interest in Yucca-Warren.

QUESTIONS AND ANSWERS ABOUT THIS
CONSENT SOLICITATION STATEMENT AND THE PROPOSAL

Q:  Why have I received this Consent Solicitation Statement?

A:  You have received this Consent Solicitation Statement because the Partnership LPA permits the Limited Partners to approve the proposed sale of the Property or the Partnership’s interest therein. You are entitled to vote because, according to the records of the Partnership, you owned Units on November 16, 2011.

Q:  What does the Proposal involve?

A:  The Partnership owns an interest in only one apartment complex. We are proposing to sell that interest. In addition, the MGP intends to pay or make provision for all Partnership obligations and liabilities, and dissolve the Partnership.

Q:  How can the Proposal be approved?

A:  The Proposal will be approved with the consent of a majority-in-interest of all Limited Partners.

Q:  How will proceeds from a sale be used?

A:  In accordance with the Partnership LPA, net proceeds of a sale will be used for the payment of Partnership debts and obligations and establishment of reserves, including debts and obligations owed to the MGP.

Q:  Why is the MGP proposing to sell the Partnership’s assets at this time?

A:  The MGP is recommending the Proposal because the MGP believes the Partnership has maximized the principal benefits of owning the Apartment Complexes, in particular, generating for the Limited Partners low-income housing tax credits. Other reasons for the recommendation include:

•	It is now possible to sell the Property or the Partnership’s interest therein without a recapture of prior tax credits
•	A sale under the Proposal may allow Limited Partners to use their unused passive losses to offset the gain from the sale
•
The outstanding mortgage debt encumbering the Property (approximately $2,060,000 as of December 31, 2010) exceeds the appraised value of the Property of $1,075,000 as of October 18, 2010 and $1,250,000 as of October 14, 2011

•	The Property is more than 20 years old and is in need of capital improvements and upgrades
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase
•	The permanent financing for Yucca-Warren has a prepayment restriction that prohibits refinancing without lender approval
•	The Limited Partners approved the Plan of Liquidation and Dissolution

The liquidation is expected to allow any suspended passive activity losses, to the extent not previously used by a Limited Partner, to be used by the Limited Partner to offset gain from the sale and liquidation and dissolution, and perhaps other income of the Limited Partner. Limited Partners are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Also, we believe that the increasing age of the Property will lead to increased maintenance and administrative expenses for the Property. Moreover, the Property has limited prospects for appreciation, and more likely will continue to depreciate, unless significant additional investments are made to upgrade it.

The MGP believes that in the case of the majority of Limited Partners, a primary benefit of a sale and liquidation and dissolution will be the tax benefits associated with freeing up previously suspended passive activity losses. Assuming that a Limited Partner has held his or her Units since the Partnership’s initial offering, and that the Partnership’s passive activity losses have only been used by the Limited Partner to offset any previous passive activity income/gain from the Partnership, the MGP estimates that a sale and liquidation and dissolution will free up previously suspended passive activity losses to offset any taxable income and gain from a sale and liquidation and dissolution. However, each Limited Partner should consult his or her personal tax advisor to determine the actual amount, if any, of passive activity losses which the Limited Partner may have suspended.

Q:  How does this impact my need to file a Schedule K-1?

A:  A sale under the Proposal will afford the Limited Partners an exit strategy to alleviate the burden of the Schedule K-1 tax reporting requirements of the Partnership. There are few other opportunities to liquidate an investment in Units due to the absence of an established market for the Units.

Q:  Does the MGP recommend that I consent to the Proposal?

A:  Yes. The MGP recommends that Limited Partners consent to the Proposal by marking the box entitled “FOR” on the enclosed Consent Card and returning the Consent Card promptly in accordance with the voting procedures described in “VOTING RIGHTS AND PROCEDURES” below. The MGP, however, has conflicts of interest in recommending the Proposal. For additional information regarding our conflicts of interest, see “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS” and ‘CONTINGENCIES” below.

Q:  Will I owe any federal income tax as a result of a sale and liquidation and dissolution?

A:  A sale under the Proposal and the liquidation and dissolution of the Partnership are expected to generate gain to the Limited Partners for United States federal income tax purposes and state income tax purposes. On the other hand, a sale and liquidation and dissolution may free up passive activity losses which may allow Limited Partners to gain the benefit of suspended and unused passive activity losses. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your Units in the original offering or in the secondary market. Please consult your tax advisor to determine the exact tax consequences of a sale and liquidation and dissolution to you. See “ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS” below.

Q:  What if the Proposal is not approved?

A:  If the Proposal is not approved by a majority in interest of the Limited Partners, then the Partnership will continue to operate as a legal entity with its assets and liabilities. The MGP would continue to pursue sale opportunities for the Property or the Partnership’s interest therein. Upon any such sale, the Partnership would be liquidated.

Q:  How long do I have to consent?

A:  You may submit your signed Consent Card now. Please mark your vote, sign and return the Consent Card using the enclosed postage pre-paid envelope provided or fax it to the Partnership at (714) 708-8498. In order for your Consent Card to be accepted, it must be received by 5:00 p.m., Pacific Time, on the earlier of the date on which the Limited Partners approve the Proposal, or December 15, 2011 (the “Expiration Date”). See “VOTING RIGHTS AND PROCEDURES” below.

Q:  Can I revoke my consent?

A:  Yes. Limited Partners may withdraw or revoke their consent at any time prior to 5:00 p.m., Pacific Time, on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the Consent Card must be received prior to the Expiration Date and addressed as follows: Investor Services, 17782 Sky Park Circle, Irvine, California 92614. A notice of revocation or withdrawal must specify the Limited Partner’s name and the number of Units being withdrawn. After the Expiration Date, all consents previously executed and delivered and not revoked will become irrevocable.

Q:  Do Limited Partners have dissenter’s rights?

A:  Under applicable state law, Limited Partners are not entitled to appraisal or other dissenter’s rights with respect to the value of the Units. There will not be any procedure by which a Limited Partner can seek an alternative valuation of his or her Units, regardless of whether the Limited Partner does or does not consent to the Proposal.

YUCCA-WARREN AND THE PROPERTY

In 1991, the Partnership invested approximately $520,000 in Yucca-Warren. Yucca-Warren developed the Property, a 50-unit low-income housing apartment community located in Joshua Tree, California. Joshua Tree is a rural city in San Bernardino County, identified as a low-income area. Yucca-Warren obtained a permanent mortgage loan, of which approximately $2,060,000 was outstanding as of December 31, 2010. The Property is encumbered by a deed of trust in favor of United States Department of Agriculture, Farmers Home Administration (now known as Rural Development) (“RD”). The loan is for an original term of 50 years, is being amortized over a period of 50 years, and matures in 2042. The loan bears interest at the stated rate of 8.25% per annum, which is reduced to a rate of 1% per annum by a RD interest rate subsidy. The RD loan cannot be prepaid without RD consent. There is also a rental assistance payment plan in place from RD covering 49 of the apartment units which is subject to appropriations. Reserves in the amount of approximately $185,000 will remain with the Property in accordance with RD regulations.

PROPOSAL – AMENDMENT TO PARTNERSHIP LPA

Generally, the Partnership LPA and the Plan of Liquidation and Dissolution permit the Partnership to sell its assets without the consent of the Limited Partners. However, the Partnership LPA does not permit the sale of the Property to a purchaser wherein affiliates of the MGP are or will be general and/or limited partners and/or will obtain compensation assisting in the acquisition, development, rehabilitation and/or operation of the Property. Similarly, the Partnership LPA does not permit the sale of an interest in a Local Limited Partnership to an affiliate of the MGP. A complete statement of the Proposal is as follows:

“Section 5.3.5.   Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, the Partnership shall be permitted to sell its interest in Yucca-Warren Vista Associates, Ltd., a California limited partnership, for a price equal to $53,000 to an Affiliate of the Managing General Partner.”

PURPOSES, ALTERNATIVES AND
REASONS FOR THE SALE; EFFECTS OF THE SALE

Background and Purpose

In connection with the public offering of its Units, the Partnership’s prospectus stated as follows:

“The Partnership anticipates that following the 15-year Initial Compliance Period for each Apartment Complex, but subject to additional restrictions to which an Apartment Complex is likely to then be subject as a result of its having been allocated Low Income Housing Tax Credits, including the terms of the Extended Low Income Housing Commitment respecting such Apartment Complex (which in all cases will provide for a Low Income Use Period of 30 years, and in some cases may provide for a Low Income Use Period of up to 55 years), or the terms of its mortgage loans, the Apartment Complex or applicable Local Limited Partnership Interest will be sold, refinanced or otherwise disposed of...”

Prior to 2010, the 15-year Federal tax credit compliance period terminated for each of the Partnership’s Local Limited Partnerships. Based on (i) comments and questions from Limited Partners with respect to a liquidation of their Units, (ii) the lack of a public market for the Units, and (iii) the original objective of the Partnership respecting the holding period for its Local Limited Partnerships, the MGP understood that liquidation of the Partnership was desired by Limited Partners. Accordingly, the MGP proposed a Plan of Liquidation and Dissolution for the Partnership pursuant to a Consent Solicitation Statement dated November 12, 2010, which was approved by a majority in interest of the Limited Partners.

Pursuant to the Plan of Liquidation and Dissolution, the MGP has sought to sell the interest of the Partnership in each Local Limited Partnership, or the apartment complex of each Local Limited Partnership. The Partnership now holds an interest in only a single Local Limited Partnership. The primary purpose of the Proposal is to dispose of that asset and to provide Limited Partners with an opportunity to liquidate their investment in the Partnership. Intended consequences of the Proposal are the pursuit of the Limited Partners’ interests described below under “Reasons.” Potential consequences include the betterment of the business of WNC and its affiliates, if WNC pursues a rehabilitation and resyndication of the Property.

Alternatives

Each of the other Local Limited Partnerships invested in by the Partnership has been sold. Each sale was either a sale of the Partnership’s interest in the Local Limited Partnership, or a sale by the Local Limited Partnership of its apartment complex. See “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS” below for information regarding these sales. One or the other of these alternatives is the only practical means available to the Partnership to dispose of its assets and liquidate.

The MGP has not specifically sought other buyers for the Partnership’s interest in Yucca-Warren or the Property, although on behalf of the investment funds it has syndicated, WNC has been in the market seeking buyers for the interests of such other investment funds in local limited partnerships and/or their properties, as it has on behalf of the Partnership for the other assets sold by the Partnership. The MGP did not seek other buyers for Yucca-Warren as it believes that the offer of WNC is fair. See “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS” below

Reasons

Before recommending the Proposal, the MGP considered the benefits and risks. The MGP recommends the Proposal for the following reasons:

•	Yucca-Warren no longer generates low income housing tax credits
•	It is now possible to sell the Partnership’s interest in Yucca-Warren without a recapture of prior tax credits
•
The outstanding mortgage debt encumbering the Property (approximately $2,060,000 as of December 31, 2010) exceeds the appraised value of the Property of $1,075,000 as of October 18, 2010 and $1,250,000 as of October 14, 2011

•	A sale under the Proposal may allow Limited Partners to use their unused passive losses to offset the gain from the sale
•	The Property is more than 20 years old and is in need of capital improvements and upgrades
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase
•	The permanent financing for Yucca-Warren has a prepayment restriction that prohibits refinancing without lender approval
•	The Limited Partners approved the Plan of Liquidation and Dissolution

The Partnership and the MGP have decided to recommend the Proposal on the proposed terms. The Partnership’s objective was to derive low income housing tax credits from its investment in the Property, and no further credits can be earned without the infusion of substantial capital for rehabilitation of the Property in accordance with the requirements of the Federal low income housing tax credit program. The Partnership does not have the necessary capital. The income tax liability from a sale of the Partnership’s interest in Yucca-Warren should be offset to the extent that a Limited Partner has unused passive losses attributable to the Yucca-Warren investment or other sources.

In recommending approval of the Proposal, the MGP believes it is important to note that the Property’s only realistic use is as low income housing, based primarily on its location in a low income community, its original design as low income housing with very basic amenities, and the prepayment restrictions of the RD mortgage debt.

WNC has structured the proposed purchase as described herein given a possible intended use of the Property by WNC. WNC and the Developer intend to investigate and research the financial feasibility of rehabilitating the Property in compliance with the requirements of Section 42 of the Internal Revenue Code. Section 42 is intricate and complex. The preservation committee of WNC has approved preliminary commencement of the investigation and research, to include the gathering of data and development of financial models. No third parties have been engaged as yet, and no scope of work has been developed.

A typical rehabilitation of a low-income housing development will occur through a number of steps, starting with the formation of a new limited partner or limited liability company. The new entity will purchase a property that has completed its 10-year credit period and, generally, its 15-year compliance period. In order to be able to claim tax credits, the purchaser must expend at least $6,000 per residential unit in rehabilitation expenses. The purchaser must also either (i) apply to the tax credit allocation agency of the state in which the property is located for a reservation of tax credits; or (ii) apply for state private activity bonds subject to the requirements and volume cap of Internal Revenue Code Section 146 and state law. Whether WNC and the Developer would pursue either alternative is yet to be determined, but if they do pursue rehabilitation under Code Section 42, they believe it more likely that they would pursue the second alternative. This requires approval of the proposed rehabilitation by a city, county or local agency hosting the proposed project, and thereafter approval of the issuance of the private activity bonds by the California Debt Limit Allocation Committee. If issuance of the bonds is approved by CDLAC, the award of tax credits occurs automatically. In order to actually claim the tax credits, the property must be rehabilitated in accordance with the requirements of Code

Section 42, and the demands of the investing community. The demands of the investing community must be satisfied as the capital provided by the sale of the tax credits constitutes a principal additional source of permanent funding for the costs of rehabilitation.

From a perspective of financial feasibility and compliance with Code Section 42, WNC and the Developer have determined that a newly-formed purchaser could pay a gross sales price of approximately $2,150,000 to acquire the Property directly. On this basis, WNC is offering $53,000 for the Partnership’s interest in Yucca-Warren, which is the approximate amount the Partnership would receive in sale distributions from Yucca-Warren if Yucca-Warren were to sell the Property for a purchase price of $2,150,000. The MGP believes it is unlikely that Yucca-Warren could sell the Property for more than $2,150,000.

Effects

The effects of the sale are discussed below under “ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS.” In addition, as discussed elsewhere herein, if the sale were consummated the Partnership would be dissolved, its affairs wound up, and its Certificate of Limited Partnership cancelled.

ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

Attachment No. 1 hereto includes tabular presentations of the anticipated results of the proposed sale of the Partnership’s interest in Yucca-Warren for $53,000, the termination of the Partnership, and the distribution of cash and allocation of gain to the various involved parties. It also includes a schedule showing the distributions at the Yucca-Warren level of a hypothetical sale of the Property for $2,150,000. These schedules set forth a calculation of the anticipated net sales price, including estimated closing costs. They also present the total assets held by the Partnership as of the date set forth, including cash and reserves, and the total liabilities of the Partnership as of the date set forth.

The Partnership LPA provides that sale proceeds received by the Partnership on a sale of its interest in Yucca-Warren be used in the following order: to pay Partnership expenses in connection with the sale; and to pay the debts and obligations of the Partnership. Any amount remaining after such uses would be allocated to the Limited Partners (as a group) until they have received a return of their previously unreturned capital contributions, and thereafter between the Limited Partners (as a group) and the MGP in the 90% / 10% sharing ratio set forth in the Partnership LPA. The Partnership has liabilities on its books due to the MGP and its affiliates (consisting of accrued annual Partnership management fees and advances for Partnership expenses) in the aggregate of approximately $2,784,000 as of September 30, 2011, and Partnership reserves of approximately $41,000 as of September 30, 2011. The Partnership LPA states that the MGP is entitled to an annual Asset Management Fee in connection with the administration of the affairs of the Partnership. Any unpaid Asset Management Fee accrues and is paid in subsequent years. Since commencement of the Partnership in 1990, the MGP has not been paid its full annual Asset Management Fee for the work it has done for the Partnership. The net sales proceeds to the Partnership from the sale would not be adequate to pay the accrued liabilities due to the MGP. The MGP intends to use all of the Partnership’s net sales proceeds to pay the costs of its winding up, dissolution and termination, and to use any remainder to pay the Partnership’s liabilities to the MGP.

It is anticipated that the Limited Partners will not receive any distributions from a sale under the Proposal.

The MGP estimates that the gain and loss allocated to the Limited Partners on a sale of the Partnership’s interest in Yucca-Warren for $53,000 and the ensuing liquidation of the Partnership would be in the net amount of approximately $171 per Unit, of which approximately $5 per Unit would constitute ordinary loss from the sale, approximately $271 per Unit would constitute Section 1250 gain from the sale, and approximately $95 per Unit would constitute capital loss from the liquidation. Under current law, ordinary income (loss) is taxed (deducted) at a maximum rate of 35%, Section 1250 gain is taxed at a maximum rate of 25%, and capital loss is deductible to the extent of capital gain plus $3,000 per year, except that net capital loss may be recharacterized under Section 1231 of the Internal Revenue Code as ordinary loss. California taxes income at a maximum rate of 9.3%. Assuming that Limited Partners have held their Units since the initial placement of Units by the Partnership, and that the Partnership’s passive activity losses have not been used by the Limited Partners to offset any previous passive activity income/gain (which may not be the case, as the Partnership has previously disposed of interests in all other Local Limited Partnerships, or all other Local Limited Partnerships have previously disposed of their apartment communities, in taxable transactions), the MGP estimates that the Limited Partners would have previously suspended passive activity losses of approximately $1,136 per Unit to offset income and gain. Each Limited Partner is urged to consult with the Limited Partner’s tax advisors to determine the amount of suspended passive activity losses that such Limited Partner would free up upon sale of the Partnership’s interest in Yucca-Warren and the liquidation of the Partnership. The MGP has not obtained any opinion of tax counsel in this regard. Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than California.
The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the gross sales prices) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the date of sale of the Partnership’s interest in Yucca-Warren, the termination date of the Partnership, and the results of Yucca-Warren and Partnership operations through such dates.

If the Proposal is not approved or a sale is not consummated pursuant to the Proposal, the Plan of Liquidation and Dissolution authorizes the liquidation of the Local Limited Partnership interest in Yucca-Warren or the Property to a third party for the best price obtainable. Based on its knowledge of the market, and sales and attempted sales of properties similar to the Partnership’s interest in Yucca-Warren or the Property, the MGP does not anticipate that the Limited Partners would receive any distributions on a sale to a third party. The gross sales price of such a sale would have to exceed the outstanding mortgage amount (approximately $2,060,000) by more than $2,743,000 (the amount the Partnership currently owes the MGP less cash on hand) in order to generate any distributions. For sales prices previously paid for interests in Local Limited Partnerships or apartment complexes owned by Local Limited Partnerships, please see the chart included in “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS” below.

CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS

A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully. The MGP believes that the best use of the Property is its continued rental as low income housing. This is based on the Property’s location and the economy of Joshua Tree, the quality of the Property construction, rental market conditions, and restrictions on repayment of the RD loan.

WNC presented the offer to buy the Partnership’s interest in Yucca-Warren to the MGP. In accepting WNC’s proposal to purchase the Partnership’s interest in Yucca-Warren, the MGP did not seek other buyers. WNC and its affiliates have been soliciting buyers for interests in other local limited partnerships owned by other investment funds syndicated by WNC, including the other assets of the Partnership that have been sold. No other offers have been received for the Property or the Partnership’s interest in Yucca-Warren.

The Partnership obtained two appraisals of the Property from Gill Group. Gill Group was selected by the Partnership based on the MGP’s belief as to the expertise of Gill Group in appraising RD properties in the State of California. The MGP’s belief is based on past experience with Gill Group, which has rendered appraisals of other properties invested in by the Partnership and other investment funds syndicated by WNC, on its knowledge of the RD housing industry, and on recommendations from others in the RD housing industry. Samuel L. Gill, the principal of Gill Group, has been completing appraisals, market studies and Phase I Environmental Assessments for more than 30 years. According to the appraisals, he has extensive multifamily experience specializing in work for the Department of Housing and Urban Development as well as lenders and developers in the Low-Income Housing Tax Credit programs. His accreditations include (i) General Accredited Appraiser (National Association of Realtors), and (ii) State Certified General Real Estate Appraiser (California and Missouri). Gill Group was instructed to appraise the Property as is, subject to any existing restrictions (for example, those imposed by RD). No limitations were imposed by the Partnership on the appraiser’s investigation. Gill Group delivered a written report, dated November 18, 2010, which stated the value of the Property set forth below as of October 18, 2010, and a subsequent report, dated October 17, 2011, which stated the value of the Property set forth below as of October 14, 2011.

The first appraisal predates the dates of this Consent Solicitation Statement by approximately 12 months. The Partnership obtained appraisals for all of the properties in which it then held an interest as part of the process of developing the Plan of Liquidation and Dissolution. As a consequence of the passage of time, a bring down of the appraisal for the Property was requested.

Other than with respect to the rendering of the other appraisal reports referred to above, during the past two years there has been no material relationship between the Gill Group and the Partnership. Gill Group received a total of approximately $23,800 from the Partnership in connection with the rendering of the appraisal reports for the Partnership during the period from September 30, 2009 to September 30, 2011. During the past two years, Gill Group has received a total of approximately $339,000 from WNC and its affiliates in connection with the rendering of all appraisal reports.

The following is excerpted from each appraisal report under the caption “Appraisal Procedures”:

“In order to develop a reasonable opinion of the value of the subject property, the following appraisal techniques have been used:

The Cost Approach

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach

The Income Approach is based on an estimate of the subject property’s possible net income. The net income is capitalized to arrive at an indication of value from the standpoint of an investment. This method measures the present worth and anticipated future benefits (net income) derived from the property.

The Sales Comparison Approach

The Sales Comparison Approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the same or competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market. This approach has been eliminated. The subject is an existing Rural Development Section 515 property with restricted rents.

According to Rural Development and/or Section 8 HAP guidelines which state “the Sales Comparison Approach is rarely applicable in concluding a market value, subject to restricted rents, due to the lack of sales of subsidized apartments in small rural markets and the difficulty of making meaningful adjustments for financing terms to the sales comparables”. The sales comparison approach was deemed not reliable for analyzing the subject property’s market value, subject to restricted rents and was not developed. The absence of the sales comparison approach does not detract from the reconciled value as the reconciled value is based on the income generated by the property.

The processing rents used for the units will be the current contract rents for the project, even if the contract rent is in excess of the market rent. Also, in the absence of sales of restricted properties with which to draw a comparison, capitalization rates may be derived using a band of investment and any favorable financing specific to the application may be factored into the rate analysis. As a result, the contract rents were utilized to derive the net operating income. The capitalization rate was figured using the band of investment method.”

The following is excerpted from the appraisal report dated November 18, 2010 under the caption “Conclusion of Value”:

“The values indicated by the three appraisal approaches utilized are as follows:

Market Value of the Real Estate
Cost Approach	Income Approach	Sales Comparison Approach
$1,140,000.00	$1,075,000.00	Not Developed

Reconciliation involves the weighing of the three approaches in relation to their importance or their probable influence on the reactions of typical uses and investors in the market. Consideration is given to the quality and quantity of the data available for examination in each approach, to the inherent advantages and disadvantages of each approach, and to the relevancy of each to the subject property…

After reviewing the approaches, the values indicated by the two approaches range from $1,075,000.00 to $1,140,000.00. The indicated value of the subject would best be represented by a value within this range. The data utilized and the value indicated by the two approaches is considered appropriate in estimating the value of the subject property. Weight is given to the Income Comparison Approach and this value is considered to provide the best indication of value for the subject.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value of the subject property, as of October 18, 2010, is as noted below.

ONE MILLION SEVENTY-FIVE THOUSAND DOLLARS $1,075,000.00”

The following is excerpted from the appraisal report dated October 17, 2011 under the caption “Conclusion of Value”:

“The values indicated by the three appraisal approaches utilized are as follows:

Market Value of the Real Estate
Cost Approach	Income Approach	Sales Comparison Approach
$1,310,000.00	$1,250,000.00	Not Developed

Reconciliation involves the weighing of the three approaches in relation to their importance or their probable influence on the reactions of typical uses and investors in the market. Consideration is given to the quality and quantity of the data available for examination in each approach, to the inherent advantages and disadvantages of each approach, and to the relevancy of each to the subject property…

After reviewing the approaches, the values indicated by the two approaches range from $1,250,000.00 to $1,310,000.00. The indicated value of the subject would best be represented by a value within this range. The data utilized and the value indicated by the two approaches is considered appropriate in estimating the value of the subject property. Weight is given to the Income Comparison Approach and this value is considered to provide the best indication of value for the subject. Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value of the subject property, as of October 14, 2011, is as noted below.

ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS $1,250,000.00”

The Gill Group appraisals will be made available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any Limited Partner or representative of a Limited Partner who has been so designated in writing. A copy of an appraisal will be transmitted by the Partnership to any Limited Partner or representative of a Limited Partner who has been so designated in writing upon written request and at the expense of the requesting Limited Partner.

The MGP has consented to the Proposal, subject to the considerations discussed below under “Contingencies.” In doing so, the MGP was faced with conflicts of interest. WNC and the Developer may participate in the rehabilitation of the Property, and would only do so with the intention of making a profit from the rehabilitation and resyndication of the Property. If rehabilitated, it is expected that the ultimate purchaser of the Property would have one or more general partners or managers which are not affiliated with WNC, but could have limited partners or non-managing members that are affiliated with WNC. These entities are yet to be determined, as no determination has been made to go forward with the rehabilitation. If rehabilitation is pursued, the general partners or managers would receive compensation from their limited partnerships or limited liability companies.

The MGP believes that the Limited Partners are interested in a means of liquidating their investment in the Partnership, as evidenced by their approval of the Plan of Liquidation and Dissolution. However, the Proposal has not been initiated by the Limited Partners. The steps that have been and are being taken to provide the Limited Partners with procedural safeguards are: (i) the submission of the Proposal to the Limited Partners (all of whom are unaffiliated with the Partnership and the MGP) for their approval; (ii) the approval of the Plan of Liquidation and of the Proposal by the disposition committee of WNC, and of the Proposal by the preservation committee of WNC; and (iii) the commissioning of independent appraisals of the Property. The factors are listed in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is procedurally fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the Partnership, the MGP and the MGP General Partners were not able to weigh the relative importance of each factor precisely. Although the Partnership has not retained an independent representative for the Limited Partners, the Partnership, the MGP and the MGP General Partners believe that the steps taken and to be taken constitute sufficient procedural safeguards for the Limited Partners’ interests and that the proposed transaction is procedurally fair. The MGP is controlled by WNC, and acts through WNC as it has no employees of its own. WNC is a privately owned entity and it does not have independent members on its board of directors or committees thereof. See “MANAGEMENT” below.

Approval of the Proposal is not specifically structured so as to require approval of a majority of unaffiliated Limited Partners. However, as a practical matter, such approval will be required inasmuch as none of the Limited Partners are affiliated with the MGP.

Further, the Partnership, the MGP and the MGP General Partners believe that the proposed transaction represented by the Proposal is substantively fair to the Limited Partners. The Partnership, the MGP and the MGP General Partners have considered a number of material factors in connection with developing such beliefs. The factors are listed below in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is substantively fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the Partnership, the MGP and the MGP General Partners were not able to weigh the relative importance of each factor precisely:

(i) current and historical purchase prices for properties located in rural areas of California encumbered by RD loans the prepayment of which is subject to restriction. Substantially all of such properties (or interests therein) sold in the last two years of which the Partnership, the MGP and the MGP General Partners are aware have been sold for purchase prices based on appraised values, where appraised values exceed mortgage indebtedness. In cases where the appraised values are less than the mortgage indebtedness, the sales prices have been for amounts intended, at best, to cover closing costs;

(ii) given the indebtedness to the MGP, the Partnership’s interest in Yucca-Warren would have to be sold for at least $2,743,000 in order for the Limited Partners to receive any distributions from the sale. Inasmuch as each appraised value is significantly less than the RD debt encumbering the Property, the MGP does not believe that the Yucca-Warren interest or the Property could be sold for $2,743,000 at any time in the foreseeable future, if ever. The mortgage debt encumbering the Property (approximately $2,060,000) exceeds the 2010 appraised value ($1,075,000) by approximately $985,000, and exceeds the 2011 appraised value ($1,250,000) by approximately $810,000;

(iii) the Limited Partners will not recognize forgiveness of debt income;

(iv) the Units are and since issuance have been illiquid and the net book value of the Units currently is negative;

(v) the net book value of the Partnership’s investment in Yucca-Warren is zero,

(vi) the Partnership’s interest in Yucca-Warren is its last remaining non-cash interest. Accordingly, the Partnership, the MGP and the MGP General Partners are of the view that the Partnership has no liquidation value separate and apart from its cash and the interest in Yucca-Warren;

(vii) the Partnership’s interest in Yucca-Warren is its last remaining non-cash interest. Accordingly, the Partnership, the MGP and the MGP General Partners are of the view that the Partnership has no going concern value separate and apart from its cash and the interest in Yucca-Warren; and

(viii) the purchase price will be paid entirely in cash.

Against the proposed transaction are the fact of a related-party transaction, the decision not to solicit bids from independent third parties for the Property or the Partnership’s interest in Yucca-Warren, and the possibility that the continued ownership of the Property could be more economically beneficial than a sale at this time. The Partnership, the MGP and the MGP General Partners believe the factors listed above in favor of the transaction outweigh these negative considerations.

Following is chart showing the sales of Partnership assets to date.

Local Limited Partnership	Date of Sale	Type of Sale	Purchase Price	Net Distribution to the Partnership (1)	Local General Partner	Purchaser
601 Main Street	2/22/2008	Apartment Complex	$4,787,400	$0	Cyrus Youssefi and Community Revitalization & Development Corporation	Cyrus Youssefi (2)
ADI Development Partners	8/30/2011	Local Limited Partnership Interest	$20,000	N/A	Anthony Donovan	PP & M, LLC (2)
Bayless Garden	7/15/2011	Local Limited Partnership Interest	$30,000	N/A	Douglas W. and Diane L. Young 1990 Revocable Trust	John P. Casper Family Partnership (2)
Blackberry Oaks	3/1/2010	Local Limited Partnership Interest	$49,444	N/A	Professional Apt. Management, Inc.	WNC-Michaels Acquisition, LLC (2)
Jacob's Square	12/31/2008	Local Limited Partnership Interest	$20,000	N/A	Philip R. Hammond Family Limited Partnership	Philip R. Hammond Family Limited Partnership (2)
Mecca Apartments II	7/15/2011	Local Limited Partnership Interest	$30,000	N/A	Community Housing Assistance Program Inc., and WNC Community Preservation Partners, LLC	John P. Casper Family Partnership (2)
N.W. Tulare	12/31/2008	Local Limited Partnership Interest	$20,000	N/A	Philip R. Hammond Family Limited Partnership	Philip R. Hammond Family Limited Partnership (2)
Nevada Meadows	8/31/2010	Local Limited Partnership Interest	$54,778	N/A	Thomas Larson, William Larson and Raymond Tetzlaff	Preservation Partners 10, LLC (2)
Orland Associates	2/1/2011	Local Limited Partnership Interest	$40,000	N/A	Robert A. Ginno, Richard E. Huffman and Christine Salisbury	WNC-Michaels Acquisition, LLC (2)

Pine Gate	6/30/2011	Local Limited Partnership Interest	$91,304	N/A	WWJ, LLC	Greystone TP, LLC and WWJ, LLC (2)
Silver Birch	3/31/2011	Local Limited Partnership Interest	$25,000	N/A	Philip R. Hammond Family Limited Partnership	Philip R. Hammond Family Limited Partnership (2)
Twin Pines Apts.	8/24/2011	Local Limited Partnership Interest	$20,000	N/A	Community Housing Assistance Program, Inc.	PP & M, LLC (2)
Ukiah Terrace	8/22/2007	Apartment Complex	$2,720,131	$540,703	Thomas Larson, William Larson and Raymond Tetzlaff	Star-Ukiah Terrace LP (3)
Woodlake Gardens	3/1/2010	Local Limited Partnership Interest	$49,445	N/A	David J. Michael and Pamela J. Michael	WNC-Michaels Acquisition, LLC (2)

(1)
The sale of an apartment complex was made by the Local Limited Partnership and the proceeds therefrom were first used to pay debts and obligations of the Local Limited Partnership, including mortgages. The balance was then distributed to the Partnership, as the limited partner of the Local Limited Partnership, and the local general partner in accordance with the terms of the local limited partnership agreement.

(2)	None of these entities are affiliates of WNC, the MGP or the MGP General Partners.
(3)
In connection with this sale, the property was purchased and rehabilitated by non-affiliates of WNC, the MGP and the MGP General Partners. After rehabilitation, the tax credits were syndicated by an entity in which a WNC entity is the limited partner.

CONTINGENCIES

Contingencies to the consummation of the proposed sale of the Partnership’s interest in Yucca-Warren include the consent of the Limited Partners, and the completion of the sale by WNC. The purchase transaction has not been reduced to a writing, and it is possible that WNC might not complete the sale for one or more reasons, including economic infeasibility due to decreases in the value of the Property, and/or declines in the local or broader economies. If WNC completes the sale, it will do so from cash it has on hand.

If the contingencies described above are satisfied, the MGP anticipates that WNC would proceed with the sale as discussed herein. The preliminary closing date for the transaction is December 31, 2011. Upon the closing, the Limited Partners would be entitled to use their unused passive losses as discussed herein. Of course, there can be no absolute guarantee in this regard.

The MGP will consider approval of the Proposal to be effective for a maximum period of one year following the Action Date (as defined under “Voting Rights and Procedures” below).

If the proposed sale is not consummated, Yucca-Warren would continue to own and operate the Property for the foreseeable future, and the MGP would attempt to locate another buyer for the Partnership’s interest in Yucca-Warren or of the Property.

VOTING RIGHTS AND PROCEDURES

The only outstanding voting security of the Partnership is the Units. The Units are not publicly traded and there is no established trading market for the Units.

All Limited Partners as of November 16, 2011 (the “Record Date”) are entitled to notice of and to vote on the Proposal. As of November 16, 2011, there were 17,706 Units outstanding and 1,214 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

As of the Record Date no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the MGP, nor the MGP General Partners, nor any of their affiliates, own any of the Units. There were no transactions in the Units of which the Partnership is aware during the preceding 60 days.

No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the “Action Date”) which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) December 15, 2011 (unless such latter date is extended by the MGP), will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

The Partnership’s name is WNC California Housing Tax Credits II, L.P., and the MGP’s name is WNC Tax Credit Partners, L.P. The general partners of the MGP are WNC & Associates, Inc. and Wilfred N. Cooper, Sr. The offices of the Partnership, the MGP and the MGP General Partners are located at 17782 Sky Park Circle, Irvine, California 92614, and the telephone number is (714) 662-5565.

If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership’s offices.

Under California law, there are no rights of dissenters or appraisal rights with regard to the Proposal.

This solicitation is being made by the Partnership and the MGP. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and other employees of the MGP, by telephone or email. No person is being employed, retained or compensated to make solicitations or recommendations in connection with the transaction.

This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful. This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners were first sent to the Limited Partners on or about November 16, 2011.

SUMMARY OF THE PARTNERSHIP LPA

The Partnership LPA is the governing instrument establishing the Partnership’s right under the laws of the State of California to operate as a limited partnership, and contains the rules under which the Partnership is operated. The Partnership LPA is its Agreement of Limited Partnership dated as of September 13, 1990, among the MPG and the Limited Partners. The following is a description of the material provisions of the Partnership LPA.

Management and Control

WNC Tax Credit Partners, L.P., a California limited partnership, is MGP of the Partnership and has the exclusive management and control of all aspects of the business of the Partnership. The Partnership LPA imposes a variety of restrictions on the MGP’s authority in governing the Partnership’s operations, including limits on transactions between the MGP and its affiliates and the Partnership, limits on Partnership borrowing, and limits on Partnership investments and reinvestments. Additionally, the voting rights granted to the Limited Partners discussed below may restrict the MGP’s authority.

The MGP may not voluntarily withdraw from the Partnership without the approval of Limited Partners holding more than 50% of the total outstanding Units entitled to vote. The MGP may be removed upon a vote of Limited Partners owning more than 50% of the total outstanding Units entitled to vote.

Liability of Limited Partners

A Limited Partner is not permitted to take any part in the management or control of the business of the Partnership and may not be required to contribute additional capital at any time. A Limited Partner is not liable for Partnership obligations in excess of the Limited Partner’s unreturned capital contribution and share of undistributed profits.

Status of Units

Each Unit was issued as fully paid and non-assessable and all Units have equal voting and other rights.

Voting Rights of Limited Partners

In any vote of the Limited Partners, each Limited Partner will be entitled to cast one vote for each Unit which such Limited Partner owns as of the date designated as the record date for such vote. The Limited Partners have the right, by vote of Limited Partners owning more than 50% of the total outstanding Units, to vote upon: (i) amendment of the Partnership LPA, subject to the limitations described in the following paragraph; (ii) dissolution of the Partnership; (iii) removal and replacement of the General Partner; or (iv) the sale of all or substantially all of the assets of the Partnership in a single transaction, other than in connection with the liquidation of the Partnership.

The Limited Partners may not amend the Partnership LPA in any manner that (i) allows the Limited Partners to take any action which would constitute their participation in the control of the Partnership’s business within the meaning of California law; (ii) converts a Limited Partner’s interest into a general partner’s interest without the consent of the Limited Partner; (iii) modifies the limited liability of a Limited Partner without the consent of the Limited Partner; or (iv) without the Consent of the MGP, alters the rights, power, duties or compensation of the MGP or its interest in Partnership profits, losses, tax credits, or distributions.

Meetings

The MGP may at any time call a meeting of the Limited Partners or a vote of the Limited Partners without a meeting, on matters on which they are entitled to vote, and shall call such meeting or for a vote without a meeting following receipt of a written request therefore of Limited Partners holding 10% or more of the total outstanding Units.

Books of Account and Records; Reports

The MGP is responsible for keeping books of account and records of the Partnership reflecting all of the contributions to the capital of the Partnership and all of the expenses and transactions of the Partnership. The MGP is responsible for preparing and filing quarterly and annual financial statements and reports for the Partnership, and for preparing and filing Partnership information income tax returns.

Under the Partnership LPA, books of account and records include the following: (i) a current list of the full name and last known business or residence address of each Limited Partner set forth in alphabetical order together with the capital contribution and the share in profits and losses of each Limited Partner; (ii) a copy of the Certificate of Limited Partnership and all amendments thereto; (iii) copies of the Partnership’s Federal, state and local income tax information returns and reports, if any, for the six most recent taxable years; (iv) copies of the original of the Partnership LPA and all amendments; (v) financial statements of the Partnership for the six most recent fiscal years; and (vi) the Partnership’s books and records for at least the current and past three fiscal years.

Such records are kept at the principal place of business of the Partnership in the State of California, and each Limited Partner and the Limited Partner’s authorized representatives have, upon reasonable request and during normal business hours, the right to inspect and copy at their expense such records. Upon the request of a Limited Partner, the MGP shall promptly deliver to such Limited Partner at the expense of the Partnership a copy of the information described in (i), (ii), (iii) or (iv) above.

Allocations and Distributions

The Partnership LPA includes terms providing for the allocation of income, losses, tax credits and distributions of the Partnership.

Transferability of Units

The Partnership may charge a reasonable transfer fee for processing requests for transfer of Units. The effectiveness of any proposed transfer of Units or an interest in Units may be denied or deferred by the MGP as necessary, in the opinion of counsel, to avoid the termination of the Partnership within the meaning of Section 708 of the Internal Revenue Code, or classification of the Partnership as a publicly-traded partnership or as an association taxable as a corporation. In addition, no transfers may be made to tax-exempt or foreign entities.

Term and Dissolution

The Partnership was formed on September 13, 1990 and will continue until the earlier of (i) the liquidation of all of its assets; (ii) an event of withdrawal shall occur as to the MGP; (iii) the Limited Partners vote to dissolve the Partnership by majority vote; or (iv) December 31, 2050.

Indemnification of the MGP

The Partnership LPA provides that neither the MGP nor any affiliate shall have any liability to the Partnership or to any partner for any loss suffered by the Partnership which arises out of any action or inaction of the MGP or affiliate if such person, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct. The Partnership LPA also provides that the Partnership will indemnify the MGP and its affiliates against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct by such person and such person determined in good faith that its conduct was in the best interest of the Partnership.

Fiduciary Duty

The MGP has fiduciary responsibility for the safekeeping and use of all assets of the Partnership and may not contract away its fiduciary duty.

FINANCIAL STATEMENTS

Financial Statements of the Partnership are included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, which financial statements are incorporated herein by reference.

SELECTED FINANCIAL DATA

The Partnership’s fiscal year end is March 31. The information set forth below presents selected financial data of the Partnership for each of the last five years in the period ended March 31, 2011. The information presented in the tables should be read in conjunction with the Partnership’s financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See “FINANCIAL STATEMENTS.”

	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008	March 31, 2007
BALANCE SHEET

ASSETS
Cash	$71,641	$53,159	$48,958	$52,219	$80,667
Investments in Local Limited Partnerships, net	-	-	-	-	-
Other Assets	15,632	-	-	-	-

LIABILITIES
Accrued expenses	$255	$-	$-	$-	$-
Accrued fees and expenses due to General Partner and affiliates	2,947,664	2,880,894	2,782,773	2,655,974	2,572,708

PARTNERS’ DEFICIT	$(2,860,646)	$(2,827,735)	$(2,733,815)	$(2,603,755)	$(2,492,041)

The book value per Unit was as follows:

$(150.70)	$(148.82)	$(143.57)	$(136.31)	$(129.86)

	For the Years Ended March 31,

	2011	2010	2009	2008	2007
OPERATIONS Loss from operations	$(145,455)	$(192,742)	$(170,095)	$(276,458)	$(214,243)
Gain on sale of Local Limited Partnerships	112,522	98,796	40,000	540,703	-
Interest income	22	26	35	167	427
Net income (loss)	(32,911)	(93,920)	(130,060)	264,412	(213,816)

Net income (loss) allocated to:
General Partner	(329)	(939)	(1,301)	2,644	(2,138)
Limited Partners	(32,582)	(92,981)	(128,759)	261,768	(211,678)
Net income (loss) per Unit	(1.84)	(5.25)	(7.26)	14.77	(11.95)
Outstanding weighted Units	17,721	17,726	17,726	17,726	17,726

The Partnership does not have “fixed charges” within the meaning of Item 503(d) of SEC Regulation S-K. Accordingly, no ratio of earnings to fixed charges is presented herein.

MANAGEMENT

The MGP is a California limited partnership. Its managing general partner is WNC, and its non-managing general partner is Wilfred N. Cooper, Sr. Since its formation in 1990, the principal business of the MGP has been serving as general partner of the Partnership and other limited partnerships organized by WNC. Since its formation in 1971, the principal business of WNC has been providing investments in affordable housing. The directors of WNC are Wilfred N. Cooper, Sr., Wilfred N. Cooper, Jr., Kay L. Cooper and Jennifer E. Cooper. The executive officers of WNC are set forth in the chart that follows. The business address of each such person is 17782 Sky Park Circle, Irvine, CA 92614, and the business telephone number of each such person is 1-714-662-5565. Each director and executive officer of WNC is a citizen of the United States. Neither the MGP, WNC nor any director or executive officer of WNC has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanor) during the past five years. Neither the MGP, WNC nor any director or executive officer of WNC has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Wilfred N. Cooper, Sr.	Chairman
Wilfred N. Cooper, Jr.	President, Chief Executive Officer and Secretary
Michael J. Gaber	Executive Vice President and Chief Operating Officer
David N. Shafer, Esq.	Executive Vice President
Darrick Metz	Senior Vice President – Originations
Christine A. Cormier	Senior Vice President – Fund Management
Melanie R. Wenk, CPA	Vice President – Chief Financial Officer

Wilfred N. Cooper, Sr. is the founder and Chairman of the Board of Directors of WNC & Associates, Inc., a Director of WNC Capital Corporation, and a general partner in some of the partnerships previously sponsored by WNC & Associates, Inc. Mr. Cooper has been actively involved in the affordable housing industry since 1968. Previously, during 1970 and 1971, he was founder and a principal of Creative Equity Development Corporation, a predecessor of WNC & Associates, Inc., and of Creative Equity Corporation, a real estate investment firm.

Wilfred N. Cooper, Jr. is President, Chief Executive Officer, Secretary, a Director, and a member of the Acquisition Committee, of WNC & Associates, Inc. He is President and a Director of, and a registered principal with, WNC Capital Corporation. He has been involved in real estate investment and acquisition activities since 1988 when he joined WNC & Associates, Inc.

Michael J. Gaber is an Executive Vice President, Chief Operating Officer, chair of the Acquisition Committee, and oversees the Property Acquisition and Investment Management groups, of WNC & Associates, Inc. Mr. Gaber has been involved in real estate acquisition, valuation and investment activities since 1989 and has been associated with WNC & Associates, Inc. since 1997. Prior to joining WNC & Associates, Inc., he was involved in the valuation and classification of major assets, restructuring of debt and analysis of real estate taxes with a large financial institution.

David N. Shafer is an Executive Vice President, a member of the Acquisition Committee, and oversees the New Markets Tax Credit group, of WNC & Associates, Inc. Mr. Shafer has been active in the real estate industry since 1984. Before joining WNC & Associates, Inc. in 1990, he was engaged as an attorney in the private practice of law with a specialty in real estate and taxation.

Darrick Metz is Senior Vice President – Originations of WNC & Associates, Inc. He has been involved in multifamily property underwriting, acquisition and investment activities since 1991. Prior to joining WNC in 1999, he was employed by a Minnesota development company specializing in tax credit and market rate multifamily projects.

Christine A. Cormier is Senior Vice President – Fund Management and, accordingly, oversees the fund management group, of WNC & Associates, Inc. Ms. Cormier has been active in the real estate industry since 1985. Prior to joining WNC in 2008, Ms. Cormier was with another major tax credit syndicator for over 12 years where she was the Managing Director of investor relations.

Melanie R. Wenk is Vice President – Chief Financial Officer of WNC & Associates, Inc. She oversees WNC’s corporate and partnership accounting group, which is responsible for SEC reporting and New Markets Tax Credit compliance. Prior to joining WNC in 2003, Ms. Wenk was associated as a public accountant.

Kay L. Cooper is a Director of WNC & Associates, Inc. and has not otherwise been engaged in business activities during the previous five years.

Jennifer E. Cooper is a Director of WNC & Associates, Inc. and has not otherwise been engaged in business activities during the previous five years.

The MGP and its affiliates are entitled under the Partnership LPA to certain compensation and other economic benefits, as summarized below

Compensation for Services.  For services rendered by the MGP or an affiliate in connection with the administration of the affairs of the Partnership, the MGP or any such affiliate may receive an annual asset management fee in an amount equal to 0.5% of invested assets in Local Limited Partnerships which are subsidized under one or more Federal, state or local housing assistance programs. The asset management fee is payable with respect to the previous calendar quarter on the first day of each calendar quarter during the year. Accrued but unpaid asset management fees for any year are deferred without interest and are payable in subsequent years from any funds available to the Partnership after payment of all other costs and expenses of the Partnership, including any capital reserves then determined by the MGP to no longer be necessary to be retained by the Partnership, or from the proceeds of a sale or refinancing of Partnership assets. Asset management fees of approximately $108,000 and $139,000 were incurred during the years ended March 31, 2011 and 2010, respectively. The Partnership paid $70,000 and $3,000 of accrued fees during the years ended March 31, 2011 and 2010.

Operating Expenses.  Reimbursement to the MGP or an affiliate of operating cash expenses is subject to specific restrictions in the Partnership LPA. The unpaid operating expenses reimbursable to the MGP or affiliates were $28,311 and $24 as of March 31, 2011 and 2010, respectively. The Partnership reimbursed operating expenses of $45,953 and $99,617 during the years ended March 31, 2011 and 2010.

Interest in Partnership. The MGP receives 1% of the Partnership’s operating income or losses, gain or loss from the sale of property and operating cash distributions. There were no distributions of operating cash to the MGP during the years ended March 31, 2011 and 2010. The MGP has an interest in sale or refinancing proceeds as follows: after the Limited Partners have received a return of their capital, the MGP may receive an amount equal to its capital contribution, less any prior distribution of such proceeds, and then the MGP may receive 10% and the Limited Partners 90% of any remaining proceeds. There were no such distributions during the years ended March 31, 2011 and 2010.

OTHER MATTERS

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C., 20549, at prescribed rates. Such materials may also be accessed on the Internet through the SEC’s address at http://www.sec.gov, and are available in paper form to Limited Partners without charge upon written request to Investor Services, 17782 Sky Park Circle, Irvine, California 92614.

The SEC allows the Partnership to “incorporate by reference” information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the Consent Solicitation Statement. This Consent Solicitation Statement incorporates by reference the Partnership’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011. Upon written or oral request of any person to whom this Consent Solicitation Statement has been delivered by the Partnership, the Partnership will within one day of receipt of such request send to such person by first class mail or other equally prompt means a copy of the material incorporated by reference.

In connection with the winding up, dissolution and termination of the Partnership, the MGP shall cause to be executed and timely filed (i) with the California Secretary of State, a Certificate of Cancellation canceling the Partnership’s Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; (iv) with the Securities and Exchange Commission, any reports required under the Securities Exchange Act of 1934, as amended, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and (v) all reports required to be delivered to the Limited Partners in accordance with the Partnership Agreement.

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with the Proposal and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

Attachment No. 1

Yucca - Warren Vista Associates, Ltd.
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS
FROM HYPOTHETICAL SALE AT $2,150,000

DISTRIBUTION OF SALE PROCEEDS
Gross Sales Price
Less: Selling Costs - 2%
Less: Surety Bond
Net Sales Price
Plus: Net Current Assets
Net Cash Proceeds Available to Partners
11.2(a)                      Less: Mortgage
11.2(b)                      Less: Payment of any other priority debt in accordance with state law - Due to Former Agent
11.2(c)                      Less: Loans by Partners
11.2(d)                      Less: Fund reserves deemed necessary by General Partner
                                     Remainder:

    11.2(e)                      Less: An amount equal to 130% of the Limited Partner's capital contribution*
                                                          Remainder:

11.2(f)                      Less: Sales prep fee to General Partner
    Net Proceeds

    Allocable Split between GP and LP
11.2(g)                 Allocation to General Partner (45%)
11.2(g)                 Allocation to Limited Partner* (55%)

*Total funds to flow to Upper Tier
$2,150,000 $43,000 $0
$2,107,000 $0
$2,107,000 $2,048,074 $6,028 $0 $0
$52,898 $52,898
$0 $0
$0
$0 $0
$0
$52,898

WNC California Housing Tax Credits II, L.P.
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS FROM PROPOSED SALE
OF THE LOCAL LIMITED PARTNERSHIP INTEREST IN YUCCA-WARREN

DISTRIBUTION OF SALE PROCEEDS

	Cash Proceeds from sale of interest:		$53,000
(i)	Less: Sale expenses		$6,000
	Net Proceeds		$47,000
	Remaining cash on Balance Sheet		$41,381

(ii)	Less: Payment of debts and obligations of the Partnership
	- Due to WNC for advances		$3,771
	- Accrued AM Fees		$43,957
(iii)	Less: Funding of necessary reserves		$14,652
	- Reserve for Winding Up and Liquidation Expenses		$14,500
	- Final Tax Return	$4,000
	- SEC filing	$10,500
	- Reserve for Solicitation Expenses		$11,500
	- Legal fees	$4,000
	- Gain analysis	$5,000
	- SEC filing	$2,500
	Remainder:		$0

	Less:
4.2.1 (i)	First: To the LP in an amount equal to their adjusted capital contribution		$0
	Remainder:		$0

4.2.1 (ii)	Second: To the GP in an amount equal to the adjusted capital contribution		$0
	Remainder:		$0

5.6.6	Two parts, 1st payment of accrued Subordinated Disposition Fee and then the balance paid out.
	Subordinated Dispostion Fee owed:
	Accrued prior to this dispositon:		$0
	Incurred for this dispostion		$0
	Remainder:		$0

	Allocable Split between GP and LP
4.2.1 (iii)	Allocation to General Partner (10%)		$0
4.2.1 (iii)	Allocation to Limted Partner (90%)		$0
			$0

Projected Gain Calculation

	Yucca Warren Vista Associates, Ltd.	ADI Development Partners	Mecca II	Bayless	Orland Associates, LP	Pine Gate, L.P.	Silver Birch Associates	Twin Pines Apartments	Total

1250 Gain	620,084	767,640	553,668	717,266	134,253	436,147	291,040	1,518,930	5,039,028
Ordinary Income	-	-	(13,259)	(62,419)	(1,197)	(20,496)	2,081	-	(95,290)
Total Income	620,084	767,640	540,409	654,847	133,056	415,651	293,121	1,518,930	4,943,738

Cash Proceeds

Subtotal, taxable gain on sale of limited partnershp interest									4,943,738
Less:	Selling Cost								6,000
Less:	Liquidation Expenses
	Reserve for Solicitation Expenses								11,500
	Reserve for Liquidation Expenses								14,500
Less:	Additional Gain/(Loss) on Liquidation								-

	Net Taxable Gain								4,911,738

Allocation from sale by Federal Tax Rate		LPs						GPs	Total
Ordinary Income (Loss) on sale - 35%	35%	$ (94,337)						$ (953)	$ (95,290)
Gain (Unrecaptured IRC Section 1250 Gain) 25%	25%	$ 4,803,268						$ 203,760	$ 5,007,028
Long Term Capital Gain (Loss) 15%	15%	$ -						$ -	$ -
		$ 4,708,931						$ 202,807	$ 4,911,738

Liquidation Gain (Loss)	15%	(1,679,367)						$ -	$ (1,679,367)

Projected Sale/Liquidation Summary For Limited Partner

								Per Unit	Per Unit
		Total						Passive Losses	Passive Losses
		LP Investment						Previously Used	Suspended*
Ordinary Income (Loss) on sale	35%	$ (94,337)						$ (5)	$ (5)
1250 Gain on sale	25%	$ 4,803,268						$ 271	$ 271
Capital gain on sale		$ -						$ -	$ -
Capital gain (loss) on liquidation	15%	$ (1,679,367)						$ (95)	$ (95)
Less: Suspended Passive Losses*	35%	$ (20,109,336)						$ -	$ (1,136)
Net Taxable Gain (Loss)		$ (17,079,772)						$ 171	$ (965)

Original Investment		$17,726,000						$ 1,001	$ 1,001

Approximate Federal Tax on sale (see rates above) - ordinary income (loss)		$ (33,018)						$ (2)	$ (2)
Approximate Federal Tax on sale(see rates above) - 1250 gain		$ 1,200,817						$ 68	$ 68
Approximate Federal Tax on sale (see rates above) - capital gain		$ -						$ -	$ -
Approximate Federal Tax - liquidation gain (loss)		$ (251,905)						$ (14)	$ (14)
Approximate Federal Tax Benefit - suspended passive losses		$ (7,038,268)						$ -	$ (398)
Approximate California Tax (9.3%)		$ (1,588,419)						$ 16	$ (90)
Approximate Net Cash Proceeds after Tax		$ (7,710,792)						$ 68	$ (435)

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of WNC California Housing Tax Credits II, L.P.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

* Under I.R.C. 469, individual investors have generally been unable to deduct passive losses against other than passive income. For an investor with no other source of passive income, these losses would have been suspended and carried forward. In this scenario, we have assumed that there is suspended loss available to offset the projected gain. Because this sale would result in a complete disposition of the lower tier entity, any remaining unused passive losses would be able to offset any type of income. Please consult your tax advisor to determine your individual situation.

<<SORT NAME>>

ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

Please mark one box below and return to the address below by December 15, 2011

This Written Consent is solicited on behalf of the Partnership and the Managing General Partner.

The undersigned, as record holder of ________ units of limited partnership interest in WNC California Housing Tax Credits II, L.P. (the “Partnership”), hereby acknowledges receipt of the Consent Solicitation Statement dated November 16, 2011 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

Proposal.  As specifically set forth under “Proposal – Amendment To Partnership LPA” in the accompanying Consent Solicitation Statement, an amendment to the Partnership’s Agreement of Limited Partnership to permit the Partnership to sell its interest in Yucca-Warren Vista Associates, Ltd. for a price equal to $53,000 to an Affiliate of the Managing General Partner.

MARK ONLY ONE BOX

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ___________________	___________________________
Signature

___________________________
Signature (if held jointly)

Return in the enclosed self-addressed stamped envelope or fax to:

WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, CA 92614
Ph: 1-714-662-5565, ext. 174
Fax: 1-714-708-8498